Exhibit 99.1

Embarr Downs Announces It Has Expanded Its Operations to Arizona

Embarr Downs, Inc. (OTCQB: EMBR) announced today that it has filed its license application with the Arizona Department of Racing to expand its operations to Arizona.

“The fact that we have only been operating for less than 3 months and achieved our initial milestones provides us with a foundation which we can expand into Arizona,” stated Joseph Wade, CEO of Embarr Downs, Inc.  “We were able to expand the number of thoroughbreds to 3 and start in 5 races and now we are taking the next step up in race class and begun paying an annual dividend of $.001 per share to our shareholders. Our next goal is to expand to 5-6 thoroughbreds and acquire a thoroughbred that is capable of competing in stakes races.  The line of credit we have established allows us to fund the acquisition of these thoroughbreds without the need to issue a single share of common stock. We have a 2 year plan (which we are 3 months into) to have 15-20 thoroughbreds racing for us and to have 5-10 broodmares in our breeding division.”

The Company expects to have its first race in Arizona on March 24, 2014.

About Embarr Downs. The Company is engaged in the buying, selling and racing of thoroughbreds.  The Company’s focus is acquiring thoroughbreds that can race in the allowance and stakes level of thoroughbred racing; however, the Company will initially begin acquiring thoroughbreds in the claiming level of thoroughbred racing.  More information can be found at www.embarrdowns.com   Additional information can be found at www.embarrdowns.com and on our Facebook page https://www.facebook.com/embarrdowns and Twitter at https://twitter.com/EmbarrDowns.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contacts:
Embarr Downs, Inc.
Joseph Wade
(949) 461-1471
info@embarrdowns.com
www.embarrdowns.com